NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange (the 'NYSE' or the 'Exchange') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the Common Stock of Airspan Networks Holdings Inc. (the "Company") from listing and registration on the Exchange at the opening of business on April 22, 2024, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the Exchange. The NYSE has determined that the Company is no longer suitable for listing and will commence delisting proceedings pursuant to Section 1003(c)(iii) of the NYSE American Company Guide in light of the Form 8-K disclosure on April 1, 2024 that the Company and its U.S subsidiaries have filed on March 31, 2024 voluntary prepackaged Chapter 11 proceedings in the United States Bankruptcy Court for the District of Delaware. In reaching its delisting determination, the NYSE notes that the Company entered into a Restructuring Support Agreement on March 29, 2024. However, there is uncertainty as to the ultimate effect of this process on the value of the Company's common stock. On April 1, 2024, the Exchange determined that the Common Stock of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Common Stock from listing and registration on the NYSE. The Company was notified on April 1, 2024. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange (the 'Committee') the determination to delist the Common Stock, provided it filed a written request for such a review with the Secretary of the Exchange within seven calendar days of receiving notice of the delisting determination. The Company did not file such a request within the specified period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.